UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

(RULE 13e-100)

RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 10)

QUINTILES TRANSNATIONAL CORP.

(Name of the Issuer)

QUINTILES TRANSNATIONAL CORP.
PHARMA SERVICES HOLDING, INC.
PHARMA SERVICES INTERMEDIATE HOLDING CORP.
PHARMA SERVICES ACQUISITION CORP.
DENNIS B. GILLINGS, PH.D.
(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

748767100
(CUSIP Number of Class of Securities)

John S. Russell, Esq. Executive Vice President and General Counsel Quintiles Transnational Corp. 4709 Creekstone Dr., Ste. 200 Durham, NC 27703-8411 (919) 998-2000	Richard M. Cashin, Jr. Director Pharma Services Holding, Inc. c/o One Equity Partners LLC 320 Park Avenue, 18th Floor New York, NY 10022 (212) 277-1500	Dennis B. Gillings, Ph.D. c/o GF Management Company, LLC 4825 Creekstone Drive, Ste. 130 Durham, NC 27703 (919) 941-5272
(Name, Address, and Telephone Numbers of Person Authorized to Receive
Notices and Communications on Behalf of the Persons Filing Statement)

COPIES TO:

Gerald F. Roach, Esq. Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 First Union Capitol Center Raleigh, North Carolina 27601-2611 (919) 821-1220	Ira White, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 (212) 309-6000	John M. Reiss, Esq. Oliver C. Brahmst, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 (212) 819-8200

This statement is filed in connection with (check the appropriate box):

a. ☒	The filing of solicitation materials or an information statement subject to Regulation 14A (§§240.14a-1 through 240.14b-2), Regulation 14C (§§240.14c-1 through 240.14c-101) or Rule 13e-3(c) (§240.13e-3(c)) under the Securities Exchange Act of 1934 (the “Act”).

b. ☐	The filing of a registration statement under the Securities Act of 1933.

c. ☐	A tender offer.

d. ☐	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Calculation of Filing Fee*

Transaction valuation	Amount of filing fee

$1,649,870,662	$133,474.54

*     The filing fee is determined based upon the sum of (a) the product of 111,846,183 shares of common stock outstanding as of March 31, 2003 (which figure excludes shares owned by Pharma Services Holding, Inc. (including shares to be delivered to Pharma Services Holding, Inc. by Dennis B. Gillings, Ph.D. and his affiliates immediately prior to the effective time of the merger), Pharma Services Intermediate Holding Corp., Pharma Services Acquisition Corp. and any subsidiary of Quintiles) and the merger consideration of $14.50 per share (equal to $1,621,769,654) and (b) the difference between the merger consideration of $14.50 per share and the exercise price per share of each of 14,797,989 outstanding options to purchase shares of Quintiles common stock (which figure excludes certain options to purchase shares of Quintiles common stock owned by Dr. Gillings to be delivered to Pharma Services Holding, Inc., which will be canceled at the effective time of the merger) in which the exercise price per share is less than $14.50 per share, multiplied by the number of shares of Quintiles common stock issuable upon exercise of each such option (equal to $28,101,008). In accordance with Exchange Act Rule 0-11(c) and Securities and Exchange Commission Fee Rate Advisory #11 for Fiscal Year 2003, the filing fee was determined by calculating a fee of $80.90 per $1,000,000 of the aggregate merger consideration of $1,649,870,662.

☒	Check the box if any part of the fee is offset as provided by §240.0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $133,474.54

(2) Form or Registration No.: Schedule 14A

(3) Filing Party: Quintiles Transnational Corp.

(4) Date Filed: May 9, 2003

Introduction

     This Amendment No. 10 to Rule 13e-3 Transaction Statement on Schedule 13E-3 (this “Amendment”) is being filed by (i) Quintiles Transnational Corp., a North Carolina corporation and the issuer of the equity securities which are the subject of the Rule 13e-3 transaction (“Quintiles”), (ii) Pharma Services Holding, Inc., a newly formed Delaware corporation (“Pharma Services”), (iii) Pharma Services Intermediate Holding Corp., a newly formed Delaware corporation and wholly owned subsidiary of Pharma Services (“Pharma Services Intermediate”), (iv) Pharma Services Acquisition Corp., a newly formed North Carolina corporation and wholly owned subsidiary of Pharma Services Intermediate (“Merger Sub”) and (v) Dennis B. Gillings, Ph.D., Director and Chairman of Quintiles and Director and Chairman of Pharma Services, Pharma Services Intermediate and Merger Sub (collectively, the “Filing Persons”), and amends and supplements the Rule 13e-3 Transaction Statement on Schedule 13E-3, Amendment No. 1 thereto filed by the Filing Persons (other than Pharma Services Intermediate) and Amendments No. 2, 3, 4, 5, 6, 7, 8, and 9 filed by the Filing Persons on May 9, 2003, June 25, 2003, August 19, 2003, August 20, 2003, August 27, 2003, August 28, 2003, September 2, 2003, September 9, 2003, September 15, 2003, and September 18, 2003, respectively, with the Securities and Exchange Commission. The Schedule relates to the Agreement and Plan of Merger, dated as of April 10, 2003, as amended on August 18, 2003, by and among Quintiles, Pharma Services and Merger Sub (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Quintiles, with Quintiles being the surviving corporation.

     Quintiles has filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) under Regulation 14A of the Securities Exchange Act of 1934, as amended, relating to the special meeting of shareholders of Quintiles at which the shareholders of Quintiles will consider and vote upon, among other things, a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. A copy of the Proxy Statement is incorporated by reference herein as Exhibit (a)(3) and a copy of the Merger Agreement has been filed as Appendix A to the Proxy Statement.

     The information set forth in the Proxy Statement including all schedules and appendices thereto, is hereby expressly incorporated herein by reference in answer to Items 1 through 15 of this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Proxy Statement.

     The information contained in this Amendment and/or the Proxy Statement concerning (i) Quintiles was supplied by Quintiles and no other filing person takes responsibility for the accuracy of such information and (ii) each other filing person was supplied by such filing person and Quintiles takes no responsibility for the accuracy of such information.

Item 16. Exhibits.

(a)(1)	Copy of Letter to Shareholders from Pamela J. Kirby, Ph.D., Quintiles’ Chief Executive Officer and Director, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 27, 2003

(a)(2)	Copy of Notice of Special Meeting of Shareholders, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 27, 2003

(a)(3)	Definitive Proxy Statement, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 27, 2003

(a)(4)	Press Release issued by Quintiles Transnational Corp. dated April 10, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 11, 2003

(a)(5)	Employee letter, dated April 10, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 11, 2003

(a)(6)	Employee Q&A, dated April 10, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 11, 2003

(a)(7)	Employee Q&A, dated April 18, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 18, 2003

(a)(8)	Letter to Employees, dated May 9, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on May 9, 2003

(a)(9)	Press release issued by Quintiles Transnational Corp. dated August 27, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 28, 2003

(a)(10)	Copy of Letter to Shareholders from Beverly L. Rubin, Quintiles’ Deputy General Counsel, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 2, 2003

(a)(11)	Copy of Notice of Pendency of Class Action, Preliminary and Proposed Class Action Certification, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear, dated August 29, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 2, 2003

(a)(12)	Copy of letter to all participants in the Quintiles Transnational Corp. Employee Stock Purchase Plan regarding Brokerage Account Re-organization Fee, dated September 5, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 5, 2003

(a)(13)	Copy of letter to certain participants in the Quintiles Transnational Corp. Employee Stock Purchase Plan regarding Brokerage Account Activation, dated September 5, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 5, 2003

(a)(14)	Press Releasee issued by Quintiles Transnational Corp. dated September 13, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 15, 2003

(a)(15)	Copy of Letter to Shareholders from Pamela J. Kirby, Ph.D., Quintiles’ Chief Executive Officer and Director, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 15, 2003

(a)(16)	Memo to US Employees and certain Non-US Employees, dated September 18, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 18, 2003

(a)(17)	Memo to certain Non-US Employees, dated September 18, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 18, 2003

(a)(18)	Employee Q&A, dated September 22, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 22, 2003

(b)	Not applicable.

(c)(1)	Financial analysis materials prepared by Morgan Stanley & Co. Incorporated in connection with its presentations to the special committee and to the Board of Directors of Quintiles Transnational Corp. (other than Dr. Gillings and Dr. Douglass, who recused themselves) on April 10, 2003*

(c)(2)	Opinion of Morgan Stanley & Co. Incorporated dated April 10, 2003 (included as Appendix B to the Definitive Proxy Statement, which is filed herewith as Exhibit (a)(3))

(d)(1)	Agreement and Plan of Merger dated as of April 10, 2003 by and among Pharma Services Holding, Inc., Pharma Services Acquisition Corp., and Quintiles Transnational Corp. (included as Appendix A to the Definitive Proxy Statement, which is filed herewith as Exhibit (a)(3))

(d)(2)	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 18, 2003, by and among Pharma Services Holding, Inc., Pharma Services Acquisition Corp., and Quintiles Transnational Corp. (included as Appendix A to the Definitive Proxy Statement, which is filed herewith as Exhibit (a)(3))

(f)	Not applicable

(g)	Not applicable

* Filed previously

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ John S. Russell

Name:	John S. Russell

Title:	Executive Vice President

Date:	September 22, 2003

PHARMA SERVICES ACQUISITION CORP.

By:	/s/ Dennis B. Gillings, Ph.D.

Name:	Dennis B. Gillings, Ph.D.

Title:	President

Date:	September 22, 2003

PHARMA SERVICES INTERMEDIATE HOLDING CORP.

By:	/s/ Dennis B. Gillings, Ph.D.

Name:	Dennis B. Gillings, Ph.D.

Title:	Chairman

Date:	September 22, 2003

PHARMA SERVICES HOLDING, INC.

By:	/s/ Dennis B. Gillings, Ph.D.

Name:	Dennis B. Gillings, Ph.D.

Title:	Chairman

Date:	September 22, 2003

By:	/s/ Dennis B. Gillings, Ph.D.

Name:	Dennis B. Gillings, Ph.D.

Date:	September 22, 2003

EXHIBIT INDEX

(a)(1)	Copy of Letter to Shareholders from Pamela J. Kirby, Ph.D., Quintiles Chief Executive Officer and Director, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 27, 2003

(a)(2)	Copy of Notice of Special Meeting of Shareholders, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 27, 2003

(a)(3)	Definitive Proxy Statement, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 27, 2003

(a)(4)	Press Release issued by Quintiles Transnational Corp. dated April 10, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 11, 2003

(a)(5)	Employee letter, dated April 10, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 11, 2003

(a)(6)	Employee Q&A, dated April 10, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 11, 2003

(a)(7)	Employee Q&A, dated April 18, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on April 18, 2003

(a)(8)	Letter to Employees, dated May 9, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. pursuant to Rule 14a-12 on May 9, 2003

(a)(9)	Press release issued by Quintiles Transnational Corp. dated August 27, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on August 28, 2003

(a)(10)	Copy of Letter to Shareholders from Beverly L. Rubin, Quintiles’ Deputy General Counsel, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 2, 2003

(a)(11)	Copy of Notice of Pendency of Class Action, Preliminary and Proposed Class Action Certification, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear, dated August 29, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 2, 2003

(a)(12)	Copy of letter to all participants in the Quintiles Transnational Corp. Employee Stock Purchase Plan regarding Brokerage Account Re-organization Fee, dated September 5, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 5, 2003

(a)(13)	Copy of letter to certain participants in the Quintiles Transnational Corp. Employee Stock Purchase Plan regarding Brokerage Account Activation, dated September 5, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 5, 2003

(a)(14)	Press Release issued by Quintiles Transnational Corp. dated September 13, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 15, 2003

(a)(15)	Copy of Letter to Shareholders from Pamela J. Kirby, Ph.D., Quintiles’ Chief Executive Officer and Director, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 15, 2003

(a)(16)	Memo to US Employees and certain Non-US Employees, dated September 18, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 18, 2003

(a)(17)	Memo to certain Non-US Employees, dated September 18, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 18, 2003

(a)(18)	Employee Q&A, dated September 22, 2003, incorporated herein by reference to Schedule 14A as filed with the Securities and Exchange Commission by Quintiles Transnational Corp. on September 22, 2003

(b)	Not applicable.

(c)(1)	Financial analysis materials prepared by Morgan Stanley & Co. Incorporated in connection with its presentations to the special committee and to the Board of Directors of Quintiles Transnational Corp. (other than Dr. Gillings and Dr. Douglass, who recused themselves) on April 10, 2003*

(c)(2)	Opinion of Morgan Stanley & Co. Incorporated dated April 10, 2003 (included as Appendix B to the Definitive Proxy Statement, which is filed herewith as Exhibit (a)(3))

(d)(1)	Agreement and Plan of Merger dated as of April 10, 2003 by and among Pharma Services Holding, Inc., Pharma Services Acquisition Corp., and Quintiles Transnational Corp. (included as Appendix A to the Definitive Proxy Statement, which is filed herewith as Exhibit (a)(3))

(d)(2)	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 18, 2003, by and among Pharma Services Holding, Inc., Pharma Services Acquisition Corp., and Quintiles Transnational Corp. (included as Appendix A to the Definitive Proxy Statement, which is filed herewith as Exhibit (a)(3))

(f)	Not applicable

(g)	Not applicable

* Filed previously